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                                                                                                                    EXHIBIT 12
                                                                         COMPUTATION OF RATIO OF
                                                                        EARNINGS TO FIXED CHARGES
                                                                                 UNAUDITED

                                         Twelve Months                  Fiscal Year Ended September 30
                                             Ended             -------------------------------------------------------
                                          June 30, 1999        1998          1997       1996       1995      1994
                                        ------------------------------------------------------------------------------
                                                                         (Thousands of Dollars)

EARNINGS:


Income Before Interest Charges  and Minority
  Interest in Foreign Subsidiaries (2)          $195,334       $118,085     $169,783    $159,599  $128,061  $127,885
Allowance for Borrowed Funds Used in
   Construction                                      299            110          346         205       195       209
Federal Income Tax                                21,891         43,626       57,807      55,148    30,522    36,630
State Income Tax                                   5,870          6,635        7,067       7,266     4,905     6,309
Deferred Inc. Taxes - Net (3)                     31,508        (26,237)       3,800       3,907     8,452     4,853
Investment Tax Credit - Net                         (711)          (663)        (665)       (665)     (672)     (682)
Rentals (1)                                        4,131          4,672        5,328       5,640     5,422     5,730
                                                --------        -------     --------    --------  --------  --------

                                                $258,322        $146,228    $243,466    $231,100  $176,885  $180,934
                                                ========        ========    ========    ========  ========  ========

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                       $65,267         $53,154     $42,131     $40,872   $40,896   $36,699
Interest on Commercial Paper and
   Short-Term Notes Payable                       17,074          13,605       8,808       7,872     6,745     5,599
Other Interest (2)                                 3,448          16,919       4,502       6,389     4,721     3,361
Rentals (1)                                        4,131           4,672       5,328       5,640     5,422     5,730
                                                 -------         -------     -------     -------   -------   -------

                                                 $89,920         $88,350     $60,769     $60,773   $57,784   $51,389
                                                 =======         =======     =======     =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                  2.87            1.66        4.01        3.80      3.06      3.52

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Notes:

   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) Twelve months ended June 30, 1999 and, fiscal 1998, 1997, 1996, 1995 and 1994 reflect the reclassification of $1,805, $1,716, $1,716, $1,716,
       $1,716 and $1,674, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1998 and 1994 exclude the cumulative effect of changes in accounting.